Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, VP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: October 15, 2008

Mercury General Corporation Announces Agreement to Acquire

Auto Insurance Specialists

Los Angeles, California…Mercury General Corporation (the “Company”) (NYSE-MCY) announced today that Mercury Casualty Company, its largest insurance subsidiary, has entered into a definitive agreement with Aon Corporation for the purchase of Auto Insurance Specialists, Incorporated (“AIS”). AIS is a major producer of automobile insurance in the state of California and the Company’s largest independent broker producing over $400 million of direct premiums written, which represented 14% of the Company’s direct premiums written during 2007. The transaction is expected to close in the first quarter of 2009.

The purchase price of the transaction is $120 million plus a potential earn out of up to $34.7 million, payable over the two year period following the transaction closing date. The Company plans to finance the purchase through a term loan, the terms of which are under negotiation. The Company expects the acquisition to be slightly accretive to earnings.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company’s website at http://www.mercuryinsurance.com.

This news release contains forward-looking statements about the Company and the proposed transaction with Aon Corporation that involve material risks and uncertainties. Many factors, including several that are beyond the Company’s control, could cause actual results to differ significantly from the expectations described in the forward-looking statements. Among these factors are the receipt of necessary consents and approvals and the terms on which the Company obtains financing to complete the transaction. Other factors that may cause actual results to differ from the forward-looking statements contained herein and that may affect the Company’s prospects are included in the Company’s other filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to publicly release any updates or revisions to any such forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.